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                                                                    EXHIBIT 21.1

                          SUBSIDIARIES OF THE COMPANY



Name                                      Jurisdiction           Ownership %
----------------------------              ------------           -----------

Advanced Machine Programming, Inc.        Delaware               100%
Asyst Automation, Inc.                    Massachusetts          100%
Asyst Germany GmbH                        Germany                100%
Asyst Japan KK                            Japan                  95%
Asyst Korea Co., Ltd.                     Korea                  100%
Asyst Software, Inc.                      Delaware               100%
Asyst Technologies, Inc. (FSC)            Barbados               100%
Asyst Technologies (Far East) PTE, LTD    Singapore              100%
Asyst Technologies Malaysia Sd. Bhd.      Malaysia               100%
Asyst Technologies (Taiwan) Ltd.          Taiwan                 100%
Asyst Technologies (U.K.) Ltd.            United Kingdom         100%
GW Associates, Inc.                       Delaware               100%
Hine Design Incorporated                  California             100%
Palo Alto Technologies, Inc.              California             100%
Progressive System, Inc.                  Delaware               100%
Radiance Systems, Incorporated            California             100%
SemiFab, Inc.                             Delaware               100%
SMIF Equipment (Tianjen)                  China                  100%
Company, Ltd.

                                      1.